Exhibit 3.1

CERTIFICATE OF CHANGE

OF

REGISTERED AGENT AND REGISTERED OFFICE

OF

RADIAN GROUP INC.

Radian Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The following is a true copy of resolutions adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 133 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Corporation Service Company be and is hereby appointed to serve as the true and lawful agent of the Company (the “Registered Agent”), in and for the State of Delaware, on whom all process of law in any action or legal proceeding may be served.

FURTHER RESOLVED, that the location of the Registered Office of the Company, in and for the State of Delaware, be and is hereby, 2711 Centerville Road, #400, Wilmington, County of New Castle, Delaware.

IN WITNESS WHEREOF, this Certificate of Change of Registered Agent and Registered Office has been executed by a duly authorized officer of the Corporation on this 15th day of November, 2010.

Radian Group Inc.

By:	/s/ Edward J. Hoffman
Name:	Edward J. Hoffman
Title:	Executive Vice President, General Counsel and Corporate Secretary